Exhibit 99.1

	Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company
210-828-7689
Lisa Elliott / lelliott@drg-e.com
For Immediate Release		Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600

Pioneer Drilling Reports Second Quarter 2010 Results

SAN ANTONIO, Texas, August 5, 2010 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three and six months ended June 30, 2010. Some of the highlights include:

•	Drilling rig utilization increased to 58% in the second quarter from 49% in the first quarter and is currently 65%

•	Workover rig utilization increased to 74% in the second quarter from 60% in the first quarter and is currently approximately 75%

•	27 drilling rigs, or 59% of our rigs currently working, are operating under term drilling contracts

•	65% of our working drilling rigs and 66% of our workover rigs are operating on wells that are targeting or producing oil

Second Quarter 2010 Results

Revenues for the second quarter were $117.0 million, compared with $86.0 million for the first quarter of 2010 (“the prior quarter”) and $69.1 million for the second quarter of 2009 (“the year-earlier quarter”). The increase in second quarter revenues as compared to the prior and year-earlier quarters was primarily due to higher utilization rates for our drilling rig, workover rig and wireline unit fleets. Also, an increase in average revenue rates for both our Drilling Services and Production Services divisions has contributed to the increase in revenues in the second quarter as compared to the prior quarter.

Net loss for the second quarter was $10.1 million, or $0.19 per share, compared with a net loss for the prior quarter of $14.5 million, or $0.27 per share, and a net loss for the year-earlier quarter of $6.3 million, or $0.13 per share. The sequential improvement was due to better operating performance, partially offset by a $3.0 million increase in interest expense in the second quarter due to the issuance of $250 million of Senior Notes on March 11, 2010. Interest expense increased by $5.4 million in the second quarter as compared to the year-earlier quarter. EBITDA(1) increased to $22.0 million in the second quarter, compared to $9.2 million for the prior quarter and $17.9 million for the year-earlier quarter.

First Six Months of 2010 Results

Net loss for the six months ended June 30, 2010 was $24.7 million, or $0.46 per share, compared with a net loss of $5.6 million, or $0.11 per share, for the six months ended June 30, 2009. Revenues for the first six months of 2010 were $203.0 million, compared with $170.0 million for the prior year’s first six months. EBITDA(1) for the first six months of 2010 was $31.3 million, compared to $45.7 million for the comparable period in 2009.

Operating Results

Revenues for the Drilling Services Division were $76.1 million in the second quarter, a 36% increase over revenues of $55.8 million in the prior quarter and a 66% increase from the year-earlier quarter. During the second quarter, the utilization rate for our drilling rig fleet averaged 58%, up from 49% in the prior quarter and 35% utilization in the year-earlier quarter. As demand for drilling services continued to improve in the second quarter, average drilling revenues per day increased 14% from the prior quarter and Drilling Services margin(2) increased 48% to $4,648 per day, versus $3,145 per day in the prior quarter. In contrast, average revenues per day in the second quarter were 1% lower when compared to the year-earlier quarter, since many drilling rigs during 2009 were earning standby revenue or operating under long-term contracts with historically high revenue rates. As a result, Drilling Services margin(2) decreased 40% in the second quarter when compared to the year-earlier period.

Revenues for the Production Services Division were $40.9 million in the second quarter, a 36% increase over revenues of $30.2 million in the prior quarter and a 75% increase from the year-earlier quarter. Production Services margin(2) as a percentage of revenue increased to 40% in the second quarter from 34% in the prior quarter and 36% in the year-earlier quarter. Currently, 72 of Pioneer’s 74 workover rigs have crews assigned and are operating or being actively marketed, while the remaining two workover rigs are idle with no crews assigned.

“During the second quarter we grew our revenue 36% by continuing to improve utilization of our equipment at higher rates,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Our strategy to upgrade and position our equipment to be attractive to our customers working in the active shale plays or on crude oil related projects has contributed to our improving results. Operating margins were higher across the board, with our Production Services Division contributing almost half of the gross margin for the quarter. In addition to the growing demand for our workover rigs, our wireline segment continues to grow. We now have 79 wireline units, after adding nine units in the second quarter and another four units so far this quarter.

“We also continued to upgrade our drilling fleet by adding seven topdrives in the second quarter, with another four added in the third quarter, resulting in 49% of our fleet being equipped with topdrives. These upgrades have positioned our fleet to be highly competitive in the most active markets, particularly the shale plays. We now have six drilling rigs operating in the Marcellus Shale play with a seventh drilling rig scheduled for September, 12 in the Eagle Ford Shale and eight in the

Bakken Shale. Currently, we have 28 electric drilling rigs and 18 mechanical drilling rigs working. By September, we expect to have 35 drilling rigs with topdrives operating at 100% utilization with 80% supported by term contracts. Included in these 35 drilling rigs are eight mechanical rigs, of which five are supported by term contracts,” continued Locke.

“In Colombia, revenues and margins are increasing steadily. In the second quarter, we installed a walking system on the seventh of the eight drilling rigs working in Colombia and plan to complete the installation of a walking system on the remaining drilling rig in October of this year. With these upgrades almost complete, operating margins in Colombia should continue to rise during the second half of the year.

“In the third quarter of 2010, we expect drilling rig utilization will average between 60% to 65% and Drilling Service margin(2) to be between $5,500 and $5,800 per day. In the Production Services division, we expect revenues to increase 2% to 5%, and margin as a percentage of revenue to be comparable to the second quarter,” Locke said.

Liquidity

Working capital was $38.1 million at June 30, 2010, down from $90.3 million at December 31, 2009. Our cash and cash equivalents were $17.3 million at the end of the second quarter, down from $40.4 million at December 31, 2009, primarily due to $63.8 million used for purchases of property and equipment, partially offset by cash provided by operations of $42.6 million during the first half of 2010. We currently have $22.8 million outstanding under our revolving credit facility and $9.2 million in committed letters of credit, which is unchanged from the end of the first quarter.

Conference Call

Pioneer’s management team will hold a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9819 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until August 12, 2010. To access the replay, dial (303) 590-3030 and enter the pass code 4329062#.

A broadcast of the conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 74 workover rigs (69 550-horsepower rigs, four 600-horsepower rigs and one 400-horsepower rig), 79 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, workover rigs and wireline units within the industry; the continued availability of drilling rig, workover rig and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth; changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2010. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K or our quarterly reports on Form 10-Q could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the tables to this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

(2)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings (loss) is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

– Financial Statements and Operating Information Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Six months ended June 30,
	June 30,		March 31,
	2010	2009	2010	2010	2009
Revenues:
Drilling services	$76,096	$45,720	$55,817	$131,913	$117,086
Production services	40,931	23,400	30,204	71,135	52,874

Total revenue	117,027	69,120	86,021	203,048	169,960

Costs and Expenses:
Drilling services	58,549	28,437	45,903	104,452	72,565
Production services	24,527	14,906	19,965	44,492	33,622
Depreciation and amortization	29,557	26,069	28,871	58,428	51,515
Selling, general and administrative	12,257	8,951	11,473	23,730	18,978
Bad debt (recovery) expense	(7)	30	(75)	(82)	(304)

Total costs and expenses	124,883	78,393	106,137	231,020	176,376

Loss from operations	(7,856)	(9,273)	(20,116)	(27,972)	(6,416)

Other (expense) income:
Interest expense	(7,121)	(1,728)	(4,094)	(11,215)	(3,716)
Interest income	22	55	20	42	139
Other	315	1,140	484	799	625

Total other (expense) income	(6,784)	(533)	(3,590)	(10,374)	(2,952)

Loss before income taxes	(14,640)	(9,806)	(23,706)	(38,346)	(9,368)
Income tax benefit	4,498	3,547	9,159	13,657	3,727

Net loss	$(10,142)	$(6,259)	$(14,547)	$(24,689)	$(5,641)

Loss per common share:
Basic	$(0.19)	$(0.13)	$(0.27)	$(0.46)	$(0.11)

Diluted	$(0.19)	$(0.13)	$(0.27)	$(0.46)	$(0.11)

Weighted average number of shares outstanding:
Basic	53,781	49,826	53,717	53,750	49,825
Diluted	53,781	49,826	53,717	53,750	49,825

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$17,348	$40,379
Receivables, net of allowance for doubtful accounts	87,522	81,467
Deferred income taxes	9,400	5,560
Inventory	7,832	5,535
Prepaid expenses and other current assets	7,994	6,199

Total current assets	130,096	139,140

Net property and equipment	664,218	637,022
Intangible assets, net of amortization	24,269	25,393
Noncurrent deferred income taxes	1,572	2,339
Other long-term assets	27,345	21,061

Total assets	$847,500	$824,955

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,303	$15,324
Current portion of long-term debt	1,897	4,041
Prepaid drilling contracts	3,679	408
Accrued expenses	41,106	29,031

Total current liabilities	91,985	48,804
Long-term debt, less current portion	264,497	258,073
Other long term liabilities	9,836	6,457
Deferred taxes	81,306	90,173

Total liabilities	447,624	403,507
Total shareholders’ equity	399,876	421,448

Total liabilities and shareholders’ equity	$847,500	$824,955

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2010	2009

Cash flows from operating activities:
Net loss	$(24,689)	$(5,641)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,428	51,515
Allowance for doubtful accounts	(54)	96
(Gain) loss on dispositions of property and equipment	(716)	91
Stock-based compensation expense	3,432	3,889
Amortization of debt issuance costs	1,142	332
Deferred income taxes	(11,958)	3,414
Change in other assets	(2,609)	575
Change in non-current liabilities	3,375	(991)
Changes in current assets and liabilities	16,217	27,397

Net cash provided by operating activities	42,568	80,677

Cash flows from investing activities:
Acquisition of Tiger Wireline, Inc.	(1,340)	—
Purchases of property and equipment	(63,817)	(47,677)
Proceeds from sale of property and equipment	1,003	261
Proceeds from insurance recoveries	—	36

Net cash used in investing activities	(64,154)	(47,380)

Cash flows from financing activities:
Debt repayments	(245,951)	(16,418)
Proceeds from issuance of debt	249,375	—
Debt issuance costs	(4,795)	—
Proceeds from sale of common stock	12	—
Purchase of treasury stock	(86)	—

Net cash used in by financing activities	(1,445)	(16,418)

Net increase (decrease) in cash and cash equivalents	(23,031)	16,879
Beginning cash and cash equivalents	40,379	26,821

Ending cash and cash equivalents	$17,348	$43,700

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except average number of drilling rigs, utilization rate and revenue day information)

(unaudited)

	Three months ended			Six months ended June 30,
	June 30,		March 31,
	2010	2009	2010	2010	2009
Drilling Services Division:
Revenues	$76,096	$45,720	$55,817	$131,913	$117,086
Operating costs	58,549	28,437	45,903	104,452	72,565

Drilling services margin (1)	$17,547	$17,283	$9,914	$27,461	$44,521

Average number of drilling rigs	71.0	70.7	71.0	71.0	70.3
Utilization rate	58%	35%	49%	54%	44%
Revenue days	3,775	2,238	3,152	6,927	5,534

Average revenues per day	$20,158	$20,429	$17,708	$19,043	$21,158
Average operating costs per day	15,510	12,706	14,563	15,079	13,113

Drilling services margin per day (2)	$4,648	$7,723	$3,145	$3,964	$8,045

Production Services Division:
Revenues	$40,931	$23,400	$30,204	$71,135	$52,874
Operating costs	24,527	14,906	19,965	44,492	33,622

Production services margin (1)	$16,404	$8,494	$10,239	$26,643	$19,252

Combined:
Revenues	$117,027	$69,120	$86,021	$203,048	$169,960
Operating Costs	83,076	43,343	65,868	148,944	106,187

Combined margin	$33,951	$25,777	$20,153	$54,104	$63,773

EBITDA (3)	$22,016	$17,936	$9,239	$31,255	$45,724

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings (loss) is included in the table below. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net earnings (loss) as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the table below. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and EBITDA to Net Loss

(in thousands)

(unaudited)

	Three months ended			Six months ended June 30,
	June 30,		March 31,
	2010	2009	2010	2010	2009

Combined margin	$33,951	$25,777	$20,153	$54,104	$63,773

General and administrative	(12,257)	(8,951)	(11,473)	(23,730)	(18,978)
Bad debt expense (recoveries)	7	(30)	75	82	304
Other income (expense)	315	1,140	484	799	625

EBITDA	22,016	17,936	9,239	31,255	45,724

Depreciation and amortization	(29,557)	(26,069)	(28,871)	(58,428)	(51,515)
Interest income (expense), net	(7,099)	(1,673)	(4,074)	(11,173)	(3,577)
Income tax benefit	4,498	3,547	9,159	13,657	3,727

Net loss	$(10,142)	$(6,259)	$(14,547)	$(24,689)	$(5,641)

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

						Budget
	Three months ended			Six months ended June 30,		Year Ending December 31,
	June 30,		March 31,
	2010	2009	2010	2010	2009	2010
Capital expenditures:

Drilling Services Division:
Routine rigs	$4,544	$1,788	$1,981	$6,525	$5,684	$20,000
Discretionary	33,955	5,455	14,352	48,307	11,518	80,900
Tubulars	47	1,102	27	74	1,970	4,700
New-builds and acquisitions	—	—	—	—	—	—

Total Drilling Services Division capital expenditures	38,546	8,345	16,360	54,906	19,172	105,600

Production Services Division:
Routine	1,364	1,023	934	2,298	2,736	5,000
Discretionary	200	90	95	295	171	5,000
New-builds and acquisitions	4,358	246	2,525	6,883	4,725	10,000

Total Production Services Division capital expenditures	5,922	1,359	3,554	9,476	7,632	20,000

Actual and budgeted capital expenditures	44,468	9,704	19,914	64,382	26,804	125,600

Budgeted capital expenditures approved in 2009 that will be incurred in 2010	3,096	—	16,155	19,249	—	20,000
Budgeted capital expenditures approved in 2008 that will be incurred in 2009	—	8,778	—	—	18,416	—

	$47,564	$18,482	$36,069	$83,631	$45,220	$145,600

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 950 HP	14	2	16
1000 HP	18	13	31
1200 to 2000 HP	3	15	18

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	7	2	9
10,000 to 13,900 feet	31	7	38
14,000 to 25,000 feet	3	21	24

Total	41	30	71

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			69
600 HP			4

Total			74

Wireline units			79

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